SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement          [  ]  Confidential, For Use of
                                                 the Commission Only (as
[  ]  Definitive Proxy Statement                 permitted by Rule 14a-6(e)(2))
[  ]  Definitive Additional Materials
[X ]  Soliciting Material Under Rule 14a-12

                   Chicago Mercantile Exchange Holdings Inc.

               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         The following communication was distributed to owners of shares of
Class B-3 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 12, 2003:

                                  GARY KATLER

Dear Fellow Class B-3 Shareholders:

I am writing to ask for your vote in the upcoming Board of Directors elections. I am a candidate for re-election in the former IOM Division, Class B-3 Shares.

I have served you on the CME board for the past 10 years. It has been a distinct privilege to represent the diverse interest of the IOM members/Class B-3 shareholders and to work on such a distinguished board. I would be honored to continue my service.

Our preeminent position amongst world exchanges is the result of our capacity to work together as liquidity providers, brokers, salespersons, and clearers. Our board has tirelessly set and guided the implementation of far-sighted strategic goals. Our board has endeavored to align all interest while building on our success and creating enduring value for all shareholders.

Together we accomplished great things last year. CME traded a record of 558.4 million contracts, and in December we became the number one exchange in the world measured by an open interest of 24.6 million contracts. Globex volume exceeded one million contracts on 55 trading days. As a de-mutualized exchange we had net income of $94.1 million in 2002. I am sure you will agree that our IPO of Chicago Mercantile Exchange Holdings Inc. in December has been a resounding achievement. At the same time, we face competitor products and markets. In this competitive environment I will continue to advance the introduction of innovative products and the formation of tactical alliances. I ask to remain your representative as we face new challenges and attain new successes.

As many of you know, I am a Vice President of O'Connor & Company LLC. O'Connor is a CME Clearing Member and provides execution and clearing services to liquidity providers and institutional market users in futures, options and equities.

In previous campaigns I concluded my letter with personal handwritten notes. SEC regulations now make this most impractical. Nevertheless, allow me to extend my best wishes to each of you, and to your families.

Warmest regards,

/s/ Gary M. Katler
Gary M. Katler

                    Please see reverse side for disclaimer

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.